Exhibit 99.j.3

FORM OF

AMENDMENT TO MASTER CUSTODIAN AGREEMENT

THIS  AMENDMENT TO THE MASTER CUSTODIAN AGREEMENT (the “Amendment”) is made  and entered into as of March 5, 2014 by and among the funds that are parties to the Master Custodian Agreement dated as of June 1, 2010, as amended (the “Agreement”) as listed on Appendix A, which shall be amended from time to time (the “Fund Parties”), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (the “Custodian”).

WITNESSETH:

WHEREAS, the Fund Parties and Custodian are parties to the Agreement; and

WHEREAS, Fund and Custodian desire to amend and supplement the Agreement upon the following terms and conditions.

NOW THEREFORE, for and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Fund Parties and Custodian hereby agree that the Agreement is amended and supplemented as follows:

1.             Section 2.6 of the Agreement is hereby amended to read:

“SECTION 2.6     PAYMENT OF FUND MONIES.  The Custodian shall pay out monies of a Portfolio as provided in Section 5 and otherwise upon receipt of Proper Instructions signed by an authorized person on behalf of the applicable Portfolio, which may be continuing instructions when deemed appropriate by the parties. Proper Instructions for the payment of fund expenses or extraordinary cash movements greater than $50,000 must be signed by two (2) authorized persons on behalf of the applicable Portfolio. The Custodian shall pay out monies of a Portfolio in the following cases only:”

[Note: the subsections that follow remain unchanged]

2.                                      General Provisions.  This Amendment will at all times and in all respects be construed, interpreted, and governed by the laws of The Commonwealth of Massachusetts, without giving effect to the conflict of laws provisions thereof.  This Amendment may be executed in any number of counterparts, each constituting an original and all considered one and the same agreement.  This Amendment is intended to modify and amend the Agreement and the terms of this Amendment and the Agreement are to be construed to be cumulative and not exclusive of each other.  Except as provided herein, the Agreement is hereby ratified and confirmed and remains in full force and effect.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers to be effective as of the date first above written.

STATE STREET BANK AND TRUST COMPANY		FUND PARTIES, as listed on Appendix A in the Agreement, as amended from time to time

By:	/s/ M Rogers	By:	/s/ Lucia Sitar
Name:	Michael F. Rogers	Name:	Lucia Sitar
Title:	Executive Vice President	Title:	Vice President